EXHIBIT 21.1

ENTITY NAME (all 100% owned unless indicated otherwise)	STATE OF INC.
AssuranceAmerica Corporation (the Company)	Nevada
fka BrainWorks Ventures, Inc.
fka Auric Metals Corporation
TrustWay Insurance Agencies, LLC	Delaware
fka AssetAmerica Insurance Agencies, LLC
fka AssetAmerica Insurance, LLC
fka AcceptanceAmerica Insurance, LLC
AssuranceAmerica Managing General Agency, LLC	Delaware
fka Ameraset Assurance Group, LLC
AssuranceAmerica Managing General Agency of Alabama Corporation	Alabama
AssuranceAmerica Insurance Company	South Carolina
AssuranceAmerica Claims Services, LLC	Delaware
fka Ameraset Claims Services, LLC
fka Ameraclaim Services, LLC
AssuranceAmerica Capital Trust I	Delaware
Trustway T.E.A.M., Inc.	Georgia